As filed with the Securities and Exchange Commission on February 25, 2005 Registration No. 333- ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
ESSEX PROPERTY TRUST, INC.
(Exact name of registrant as specified in its charter)
Maryland	77-0369576
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)
925 East Meadow Drive
Palo Alto, CA 94303
(Address of principal executive offices)

2004 Stock Incentive Plan
(Full title of the Plans)

Keith R. Guericke
President and Chief Executive Officer
925 East Meadow Drive
Palo Alto, CA 94303
(Name and address of agent for service)

(650) 494-3700
(Telephone number, including area code, of agent for service)
Copy to:
Stephen J. Schrader, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304

_______________________________
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.0001 par value per share	1,200,000 shares (2)	$74.05	$88,860,000.00	$10,459.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	This total represents the amount of shares authorized to be issued under the Registrant’s 2004 Stock Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on February 22, 2005.

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PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

b.  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, June 30, 2004, and September 30, 2004.

c.  The Registrant’s Current Reports on Form 8-K filed on April 29, 2004, April 30, 2004, May 18, 2004, September 1, 2004, September 7, 2004, September 29, 2004, September 30, 2004, October 5, 2004, October 12, 2004, October 28, 2004, November 23, 2004, December 20, 2004, February 3, 2005 and February 14, 2005.

d.  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K described in (a) above.

e.  The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed May 27, 1994 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

f.  The description of the Registrant’s preferred stock purchase rights contained in a Registration Statement on Form 8-A filed November 12, 1998, under the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
 Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation may indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

The Registrant’s charter and bylaws provide in effect for the indemnification by the Registrant of the directors and officers of the Registrant to the fullest extent permitted by applicable law. The Registrant has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Registrant indemnify its executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.
4.1	Essex Property Trust, Inc. 2004 Stock Incentive Plan, attached as Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.
5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent registered public accounting firm
24.1	Power of Attorney (see Signature Page)
Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Essex Property Trust, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on February 22, 2005.

ESSEX PROPERTY TRUST, INC.

By:     /s/ MICHAEL J. SCHALL
Michael J. Schall
Senior Executive Vice President and Chief Operating Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith R. Guericke and Michael J. Schall, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ KEITH R. GUERICKE Keith R. Guericke	Chief Executive Officer and President, Director and Vice Chairman of the Board (Principal Executive Officer)	February 22, 2005
/s/ MICHAEL J. SCHALL Michael J. Schall	Senior Executive Vice President, Director and Chief Operating Officer	February 22, 2005
/s/ MICHAEL DANCE Michael Dance	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 22, 2005
/s/ GEORGE M. MARCUS George M. Marcus	Director and Chairman of the Board	February 22, 2005
/s/ WILLIAMS A. MILLICHAP William A. Millichap	Director	February 22, 2005
/s/ DAVID W. BRADY David W. Brady	Director	February 22, 2005
/s/ ROBERT E. LARSON Robert E. Larson	Director	February 22, 2005
/s/ GARY P. MARTIN Gary P. Martin	Director	February 22, 2005
/s/ ISSIE N. RABINOVITCH Issie N. Rabinovitch	Director	February 22, 2005
/s/ THOMAS E. RANDLETT Thomas E. Randlett	Director	February 22, 2005
/s/ WILLARD H. SMITH, JR. Willard H. Smith, Jr.	Director	February 22, 2005

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INDEX TO EXHIBITS

Exhibit Number	Document
4.1	Essex Property Trust, Inc. 2004 Stock Incentive Plan, attached as Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.
5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent registered public accounting firm
24.1	Power of Attorney (see Signature Page)

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